[BankBoston's Letterhead appears here]






                                  July 21, 1998
                                                  [BankBoston Logo appears here]

Texfi Industries, Inc.
5400 Glenwood Avenue, Suite 215
Raleigh, North Carolina  27612

      Attention:  Robert Ambrosini

                         Forbearance Agreement Extension
                         -------------------------------

Ladies and Gentlemen:

      We refer to the Forbearance Agreement dated as of June 5, 1998 (the "Forbearance Agreement") to which you and we are parties. Terms defined in the Forbearance Agreement are used herein as therein defined.

      You have requested an extension of the Forbearance Period from July 24, 1998 to August 24, 1998, to permit additional time to negotiate a refinancing or restructuring of the Borrower's outstanding Debt. The Agent and the Lenders agree so to extend the Forbearance Period, provided that from and after the earlier of the date of this letter and July 24, 1998 and continuing through August 24, 1998,

      (a) the definition "Forbearance Period" is amended in its entirety to read as follows:

            "Forbearance Period" means the period beginning on the date hereof and ending on the earlier of August 24, 1998 and the date on which the Agent notifies the Borrower any Forbearance Condition (as hereinafter defined) fails or ceases to be satisfied.

      (b) no repayments of principal of the Term Loan shall be required to be made prior to August 24, 1998; and

      (c) the following shall be the "Forbearance Conditions" and Section 3 of the Forbearance Agreement is hereby amended in its entirety to read as follows:

            Section 3. Forbearance Conditions. The following conditions shall constitute the "Forbearance Conditions":


            (a) The Borrower shall timely perform all of its obligations under this Agreement;
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Texfi Industries, Inc.
July 21, 1998
Page 2


            (b) No Default or Event of Default, other than the Forbearance Defaults and further instances of default, as of July 31, 1998, of the minimum EBITDA and minimum Adjusted Operating Cash Flow to Total Debt Service ratio requirements of the Loan Agreement, shall occur or be continuing;

            (c) No payments shall be made by the Borrower after the date of this Agreement to Mentmore or any other Affiliate of the Borrower, provided that the Borrower may reimburse Mentmore for out-of-pocket costs and expenses incurred in the ordinary course of Mentmore's provision of services to the Borrower, up to a maximum amount of such reimbursement during the Forbearance Period of $20,000;

            (d) No notice shall have been given pursuant to the Letter of Credit Reimbursement Agreement dated as of June 17, 1998 between The Chase Manhattan Bank and Mentmore Holdings Corporation that an "Event of Default" under and as defined in said Agreement has occurred and is continuing as contemplated by the provisions of Irrevocable Standby Letter of Credit No. P-369220 issued by The Chase Manhattan Bank on June 17, 1998, in favor of BankBoston, N.A., as Agent;

            (e) The Borrower shall, and shall demonstrate to the Agent's satisfaction from time to time upon request by the Agent that the Borrower does, timely deduct from the wages of its employees all payroll taxes and make timely and proper deposits of all payroll and other "trust fund" taxes;

            (f) A comparison of the Borrower's results of operations and financial condition during the period from May 15, 1998 through any comparison date on or prior to August 24, 1998 to the business plan dated May 15, 1998 (adjusted for the increase in the interest rate applicable to the Loans as provided in Section 2(c)) submitted by the Borrower to the Agent and the Lenders (the "Business Plan") for the same period, shall not result in any material adverse variance;

            (g) No payment shall have been made in respect of the Subordinated Debt, nor shall the maturity of the Subordinated Debt have been accelerated or the holders thereof have taken any other action to enforce or exercise rights or remedies available to them upon default; and

            (h) Not later than August 15, 1998, a crisis consultant, turnaround manager or other similar, independent, qualified professional or firm acceptable to the Lenders in their reasonable judgment shall have been retained by the Borrower (including as an independent contractor, at the Borrower's election) to consult with it as needed and to assist it in fulfilling the Business Plan and implementing a turnaround plan, including handling creditor relationships

Texfi Industries, Inc.
July 14, 1998
Page 3



      Please indicate your acceptance of the foregoing, your representation that as of the date hereof there are no Defaults or Events of Default existing under the Loan Agreement, other than the Forbearance Defaults, and your ratification of the Forbearance Agreement, the Loan Agreement and the other Loan Documents, except as modified hereby, by signing the enclosed duplicate of this letter in the space indicated and returning it to the undersigned.

                                Very truly yours,


                                      BANKBOSTON,  N.A., as the Agent and
                                   as a Lender


                                      By:
                                         --------------------------------
                                         STEPHEN Y. McGEHEE
                                         MANAGING DIRECTOR

                                      THE CIT GROUP/COMMERCIAL
                                      SERVICES, INC.:


                                      By: /s/ Gordon Jones
                                          -------------------------------
                                      Name: Gordon Jones
                                            -----------------------------
                                     Title: Vice President
                                            -----------------------------

                             NATIONAL BANK OF CANADA


                                     By: /s/ Dan Shaw
                                        ---------------------------------
                                        Name: Dan Shaw
                                              ---------------------------
                                        Title:AVP
                                              ---------------------------


                                     By: /s/ Charles Collie
                                        ---------------------------------
                                        Name: Charles Collie
                                              ---------------------------
                                        Title:VP & MGR
                                              ---------------------------
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Texfi Industries, Inc.
July 14, 1998
Page 4


 Accepted and agreed this day of July 1998.

  TEXFI INDUSTRIES, INC.


  By: /s/ Robert P. Ambrosini
      ----------------------------------
     Name: Robert P. Ambrosini
     Title: Executive Vice President & C. F. O.